8X8 ANNOUNCES RESULTS OF FIRST QUARTER OF FISCAL 2005

PACKET8 REVENUES INCREASE 108% QUARTER OVER QUARTER

SANTA CLARA, Calif. (July 28, 2004) - 8x8, Inc. (Nasdaq: EGHT) today announced financial results for its first quarter ended June 30, 2004.

Total revenues for the first quarter of fiscal 2005 were $2.1 million, compared with $1.6 million for the same period of the prior year. The net loss for the quarter was $2.6 million, or $0.07 per share, compared with a net loss of $1.5 million, or $0.05 per share for the same period last year.

Total revenues for the Company's Packet8 VoIP service and related equipment sales increased to $1.4 million for the first quarter of fiscal 2005, compared with $672,000 for the fourth quarter of fiscal 2004, an increase of 108%. As of June 30, 2004, the Company had approximately 17,000 activated Packet8 subscriber lines in service as compared to approximately 11,000 at March 31, 2004, a 55% increase.

The Company's cash position increased to $22.3 million as of June 30, 2004, compared with $14 million at March 31, 2004, due to proceeds received from the common stock offering closed in June 2004.

About 8x8, Inc.

8x8, Inc. offers the Packet8 voice over internet protocol (VoIP) and videophone communications service and Packet8 Virtual Office (www.packet8.net). For additional company information, visit 8x8's web site at www.8x8.com.

About Packet8 and Packet8 Virtual Office

Packet8 enables anyone with high-speed access to the Internet to sign up for voice over internet protocol (VoIP) and videophone communications service at http://www.packet8.net. Customers can choose a direct-dial phone number from any of the more than 270 area codes offered by the service, and then use an 8x8-supplied terminal adapter to connect any telephone to a broadband internet connection and make or receive calls from a regular telephone number. For $19.95/month, Packet8 subscribers can make unlimited calls to any telephone number in the United States and Canada, and unlimited calls to any other Packet8 subscriber anywhere in the world. Calls to non-Packet8 numbers outside the United States and Canada are charged at the additional per-minute rates available at http://www.packet8.net/about/international.asp. All Packet8 accounts come with voice mail, caller ID, call waiting, call waiting caller ID, call forwarding, hold, line-alternate, 3-way conferencing, web access to account controls, and real-time online billing.

Packet8 Virtual Office allows business users anywhere in the world to be part of a virtual PBX that includes auto attendants, conference bridges, extension- to-extension dialing, ring groups and a host of other business class PBX features, while still enjoying unlimited phone calls anywhere in the United States and Canada and the same low, per-minute international rates available in Packet8's residential plans. With Packet8 Virtual Office, each extension has its own direct dial telephone number which can be any telephone number on the Packet8 network, regardless of geographical location, and can make unlimited extension-to-extension calls anywhere in the world.

NOTE: 8x8, the 8x8 logo, Packet8, the Packet8 logo and Packet8 Virtual Office are trademarks of 8x8, Inc. All other trademarks are the property of their respective owners.

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MEDIA RELATIONS CONTACT:
 Joan Citelli
JCitelli@8x8.com
 8x8, Inc.
(408) 316-1290

Financial Tables To Follow

8x8, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts; unaudited)

                                                 Three Months Ended
                                                    June 30,
                                               ------------------------
                                                  2004         2003
                                               -----------  -----------
Product revenues............................. $       596  $       861
License and service revenues.................       1,471          762
                                               -----------  -----------
          Total revenues.....................       2,067        1,623
                                               -----------  -----------

Operating expenses:
  Cost of product revenues...................         912          363
  Cost of license and service revenues.......         879          391
  Research and development...................         577        1,044
  Selling, general and administrative........       2,512        1,266
                                               -----------  -----------
          Total operating expenses...........       4,880        3,064
                                               -----------  -----------
Loss from operations.........................      (2,813)      (1,441)
Other income (expense), net..................         244          (59)
                                               -----------  -----------
Net loss..................................... $    (2,569) $    (1,500)
                                               ===========  ===========

Net loss per share:
   Basic and diluted......................... $     (0.07) $     (0.05)
                                               ===========  ===========

Weighted average number of shares:
   Basic and diluted.........................      38,690       28,475
                                               ===========  ===========

8x8, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, unaudited)

                                                June 30,     March 31,
                                                  2004         2004
                                               -----------  -----------
ASSETS
Current assets:
  Cash, cash equivalents and investments..... $    21,338  $    13,249
  Restricted cash............................       1,000          800
  Accounts receivable, net...................         197          608
  Inventory..................................       1,026           98
  Other current assets.......................         839          645
                                               -----------  -----------
          Total current assets...............      24,400       15,400
Property and equipment, net..................         221          158
Intangibles and other assets.................          12           13
                                               -----------  -----------
                                              $    24,633  $    15,571
                                               ===========  ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable........................... $     1,465  $       854
  Accrued compensation.......................         374          415
  Accrued warranty...........................         186          194
  Deferred revenue...........................         419          547
  Other accrued liabilities..................         683          559
                                               -----------  -----------
          Total current liabilities..........       3,127        2,569
                                               -----------  -----------

Other liabilities............................         221          216
                                               -----------  -----------

Total stockholders' equity...................      21,285       12,786
                                               -----------  -----------
                                              $    24,633  $    15,571
                                               ===========  ===========